Exhibit 5.2

April 27, 2021

Board of Directors

Tanzanian Gold Corporation

Suite 202, 5626 Larch Street

Vancouver, British Columbia

V6E 4E1

Dear Sirs:

Re:	Tanzanian Gold Corporation (the “Company”)
Registration Statement on Form F-3 (the “Registration Statement”)

We have acted as counsel for Tanzanian Gold Corporation, a corporation incorporated under the Business Corporations Act (Alberta). We are furnishing this opinion at your request in connection with the Company’s Registration Statement on Form F-3 filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus, to register for resale from time to time, on a continuous or delayed basis, by the selling shareholders named therein (the “Selling Shareholders”), 17,613,847 common shares, without par value of the Company (“Common Shares”), which are comprised of (i) 16,461,539 common shares issuable upon the exercise of warrants to purchase common shares (the “Common Warrants”) issued in a private placement (the “Private Placement”) pursuant to a certain Securities Purchase Agreement by and among the Company and certain institutional and accredited investors (the “Purchasers”), dated as of February 9, 2021 (the “Securities Purchase Agreement”); and (ii) 1,152,308 Common Shares issuable upon the exercise of the placement agent warrants (the “Placement Agent Warrants”) the Company issued to A.G.P./ Alliance Global Partners (“A.G.P.”), including certain of its designees on February 11, 2021, as part of A.G.P’s compensation for serving as Company’s exclusive placement agent in connection with a registered direct offering and concurrent Private Placement.

We refer to the Common Warrants and the Placement Agent Warrants collectively as the “Warrants” and the Common Shares issuable upon exercise of the Warrants, the “Shares.”

In connection with these opinions, we have examined the Registration Statement and the Prospectus and such matters of fact and questions of law as we have considered appropriate for purposes of these opinions.

In addition, in rendering these opinions, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness, and authenticity of certificates of public officials; (v) the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents; and (vi) that methods of payment delivered in consideration for the Securities will be honoured upon presentation or will otherwise result in receipt by the Company of the funds.

We are qualified to carry on the practice of law in the Province of Alberta. Our opinions below are expressed only with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

Our opinion is expressed in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion; (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express; or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Our opinions expressed herein are based on the following assumptions:

(a)	at or prior to the time of the delivery of the Shares, the Registration Statement, including all necessary post-effective amendments, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded;

(b)	an appropriate Prospectus with respect to any Shares will have been prepared and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(c)	the Shares will be offered, issued and sold in compliance with applicable United States Federal and State securities laws and in the manner stated in the Registration Statement and the Prospectus;

(d)	at the time of the issuance of any Shares the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Shares;

(e)	the Company will have received the agreed upon consideration for the issuance of the offered Shares upon exercise of the Warrants and the Common Shares issuable upon exercise of such Warrants will have been delivered by or on behalf of the Company against payment therefor; and

(f)	the Shares will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Company’s constating documents, applicable law.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof:

With respect to the Shares to be offered by the Selling Shareholders pursuant to the Registration Statement, when issued and delivered in accordance with the terms of the respective Warrants and for the consideration stated therein, such Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

(i)	the enforceability of any agreement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally;

(ii)	the enforceability of the obligations of a party under any agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including, without limitation:

a)	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

b)	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

c)	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgment; and

d)	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence;

(iii)	we express no opinion as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(iv)	we express no opinion as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(v)	we express no opinion with respect to rights to indemnity and contribution;

(vi)	a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defense thereto;

(vii)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(viii)	public policy considerations which may limit the rights or parties to obtain remedies.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ Miller Thomson LLP
Miller Thomson LLP